Exhibit 10.1
CONTRACT FOR SALE
Of
SOLYNDRA PANELS
This Agreement (“Agreement”) is entered into by and between Solyndra Inc. (“SELLER”) and Solar Power Inc. (“BUYER”).
1.	Sale of Goods. BUYER hereby agrees to purchase from SELLER and SELLER agrees to sell to BUYER the Panels (the “Goods”) described in Exhibit A attached hereto in the quantities provided on Exhibit B attached hereto.
2.	Price & Payment.
(a)	Price. The price for the Goods shall be set by mutual agreement; recognizing prevailing market conditions and performance to product specification and will include cost, labor and engineering benefits associated with the utilization of SELLER’S panels and mountings.

(b)	Commitment. SELLER agrees that performance to product specification will determine product value to BUYER. Value determination of Solyndra Panels includes receiving CEC or similar listings based on Wpe or equivalent performance metrics. Additionally, Seller warrants that Panel name plate rating will be equal to or greater than 154 Wp or equivalent. BUYER agrees that upon successful demonstration of Panel performance of agreed upon specifications BUYER will be obligated to purchase completed Panels at the prices designated in Exhibit [ ].

(c)	Credit. Subject to satisfactory credit review by SELLER, Solyndra agrees to grant to BUYER a credit limit in the amount to be determined at time of purchase order release by Buyer. BUYER acknowledges that SELLER will not be obligated to deliver to BUYER additional panels exceeding the value of the credit limit.

(d)	Payment. Upon placement of purchase order, BUYER agrees to place a 10% deposit at initial release of each shipment. Each purchase order shall be transparent to SELLER and BUYER agrees to pass through all product payments to SELLER as received by BUYER until SELLER is paid in full. BUYER shall make payment for the Goods no later than the terms as mutually agreed. Payment will be by company check wire transfer or other means of payment as agreed and accepted by SELLER.

(e)	Currency. BUYER and SELLER shall jointly designate the appropriate currency for the conduct of this agreement. BUYER and SELLER shall agree upon an acceptable rate of exchange between their two currencies. The rate of exchange shall be fixed for the period of this agreement. Fluctuations of 5% in exchange rate values shall be accepted by both SELLER and BUYER. Should exchange rate values fluctuate greater than 5%, BUYER and SELLER agree to share equally in the currency value fluctuation whether favorable or unfavorable to BUYER or SELLER’S native currency.

(f)	Taxes. Any and all taxes, duties, and penalties such as but not limited to customs duties, sales taxes, import duties, tariffs, taxes, surcharges and assessments imposed or levied by government bodies in connection with BUYER’S purchase under this agreement shall be the responsibility of the BUYER.
3.	Forecast. On or before 12/31/2007, SELLER will notify BUYER of the expected productions that will be available to BUYER between May 1, 2008 and December 31, 2008. On the basis of this forecast, BUYER will issue a schedule of purchases by calendar quarter to SELLER. The schedule shall be in the format of letter of intent or any method of formal notification agreed by both parties, will be signed by both SELLER and BUYER and will be formally attached to and made a part of this purchase agreement. Forty-five (45) days prior to the beginning of each calendar quarter, during such period, SELLER will schedule the quarterly quantities to monthly quantities for delivery in that period. On the basis of the monthly schedule, BUYER will release a firm order within one (1) week of receipt of monthly quantities notification, which will be confirmed by an order confirmation by SELLER within one (1) week of receipt of firm order.
4.	Delivery.
(a)	Deliveries. The Purchase Order shall specify a delivery date mutually acceptable to the SELLER and BUYER (“Delivery Date”). BUYER shall give SELLER reasonable notice of any changes in delivery instructions. If the BUYER’S construction or other project for which the equipment and/or materials are required is delayed, BUYER may delay acceptance of goods by up to two (2) weeks without consequence. If BUYER delays acceptance of goods by more than four (4) weeks, but less than twelve (12) weeks, BUYER shall pay for warehousing, storage and handling of goods. After twelve (12) weeks, SELLER may choose to sell stored goods to other customers and charge buyer a 2% re-scheduling fee.

(b)	Late Deliveries by the SELLER. If SELLER is delayed in providing goods by up to four (4) weeks, there will be no consequence to SELLER. For delays between four (4) and twelve (12) weeks, SELLER will provide a 1% price reduction for the late shipment(s) only. For delays in excess of twelve (12) weeks, BUYER may choose either a 2% price reduction for late shipment(s) only, or BUYER may cancel the specific delinquent Purchase Order but may not cancel the balance of the existing contract.
5.	Reschedules.
SELLER agrees to allow re-schedules within a mutually agreed upon period; allowing up to 50% of planned shipment quantities to be rescheduled. SELLER will allow cancellation of Panel deliveries with a 2% re-stocking fee. BUYER acknowledges that upon cancellation of backlog, SELLER is released to market the re-scheduled Panels to other customers.
6.	Disclaimers and Warranty.
(a)	Title. SELLER warrants that as of the delivery of the Panels FOB SELLER’S address as provided above, it has good title to the Panels; free from any security interest, lien or other encumbrance.

(b)	Material Defects.
SELLER warrants that, at the time of delivery of the Panels FOB SELLER’S address, the Panels shall meet the agreed upon conditions and specifications described in Exhibit A and are free of defects in materials and fabrication. Product performance shortfalls shall be priced in accordance with 2(a). BUYER shall have the right and obligation to inspect the Panels on arrival and, within thirty (30) days of receipt, BUYER must give specific written notice to SELLER of any problems or defects associated with the Panels at the time of delivery. Failure to provide such specific written notice within said thirty (30) day period shall result in BUYER’S deemed acceptance of the Panels.

(c)	Exclusions from Warranty.
Excluded from the warranty are problems due to accidents, misuse, misapplication, storage damage, delivery damage, negligence, or other harm to the Panels, provided SELLER is not the direct actual cause of such problems. BUYER shall not modify Panels or Modules frames in any way without express written agreement by Solyndra Inc.

(d)	No Other Warranty. EXCEPT AS SPECIFICALLY PROVIDED HEREIN IN ATTACHMENT A, SELLER DOES MAKE AND HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES AND GUARANTEES OF ANY KIND OR

NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE.
7.	Nondisclosure.
By virtue of this Agreement, BUYER may have access to information that is confidential to SELLER (“Confidential Information”). Confidential Information shall include, but not be limited to, the terms and pricing under this Agreement, the technical and other specifications for the Panels and all information identified as confidential. Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of BUYER; (b) was in the BUYER’S lawful possession prior to the disclosure and had not been obtained by BUYER either directly or indirectly form the disclosing party; (c) is lawfully disclosed to the BUYER by a third party without restriction on disclosure; (d) is independently developed by BUYER; and (e) BUYER will not deconstruct Modules or panels for the purpose of reverse engineering. BUYER agrees to hold Confidential Information in confidence during the term of this Agreement and for a period of three (3) years after termination of this Agreement. BUYER agrees that unless required by appropriate legal process, BUYER shall not make Confidential Information available in any form to any third party or to use Confidential Information for any purpose other than the implementation of this Agreement. BUYER agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees, representatives or agents in violation of the terms of this Agreement.
8.	Limitation of Liability.
IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT, INCIDENTIAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMANGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY BUYER OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, OR TORT, OR OTHERWISE EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SELLER’S LIABILITY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PANELS. THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN SELLER AND BUYER. SELLER’S PRICING REFLECTS THIS ALLOCATION OF RISK AND BUT FOR THIS ALLOCATION AND LIMITATION OF LIABILITY, SELLER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.
9.	Taxes.
BUYER will be responsible for any and all city, state and federal taxes, including, without limitation, sales and use taxes with respect to the purchase of the Panels. BUYER agrees to pay such taxes directly or to reimburse SELLER for all such taxes, whether imposed on BUYER, required to be collected by SELLER, or imposed on BUYER in connection with this Agreement.
10.	Force Majeure.
SELLER shall not be deemed to be in default of any provisions of this Agreement, or for failures in performance, resulting from acts or events beyond its reasonable control. Such acts shall include but not be limited to acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, labor disputes, parts or materials shortages, failure of suppliers, acts of governmental authorities not arising out of any violation of law by SELLER, or other events beyond SELLER’S reasonable control.
11.	Miscellaneous.
(a)	This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the state of California, and shall be deemed to be executed in California.

(b)	Any legal action or proceeding relating to this Agreement shall be instituted solely in a state or federal court in the county of Santa Clara, California. SELLER and BUYER agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

(c)	All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail or by fax to the address listed below.

(d)	To secure payment and performance of all BUYER’S obligations hereunder, SELLER hereby retains title to Panels and a security interest therein until payment in full and performance by BUYER of all said obligations. When requested by SELLER, BUYER shall duly acknowledge this Agreement, and execute, acknowledge and deliver to SELLER, in SELLER’S usual form, a supplement hereto, security agreement, financing statement, and other appropriate instructions to constitute Panels are the unencumbered security for the obligations of BUYER hereunder, or to enable SELLER to comply with all applicable filing or recording laws.

(e)	In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

(f)	The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default of breach.

Except of actions of non-payment or breach of SELLER’S proprietary rights, no action, regardless of form, arising out of or in connection with this Agreement may be brought to either party more than one year after the cause of action has accrued.

(g)	BUYER agrees to comply fully with all relevant export laws and regulations of the United States (“Export Laws”) to assure that the Panels are not (1) exported, directly or indirectly, in violation of Export Laws; or (2) intended to be used for any purposed prohibited by the Export Laws. BUYER agrees that the Panels will only be used or operated in the United States and other nations or territories approved in writing by SELLER. BUYER agrees to execute and deliver to SELLER such documents as SELLER considers necessary to comply with the Export Laws.

(h)	Nothing in this Agreement shall be construed to create a partnership, joint venture, ore agency relationship between the parties. The parties acknowledge that the SELLER is free to sell Solyndra products to other parties and BUYER is free to purchase solar panels from third party suppliers whose goods compete with SELLER’S Panels.

(i)	This Agreement constitutes the complete agreement between the parties with respect to is subject matter and supersedes all prior or contemporaneous agreements, understandings, representations, discussions, proposals, literature, and the like, written or oral. Any previously existing agreement(s) and/or purchase order(s) shall be governed by the terms and conditions contained in this Agreement. This Agreement may not be modified or amended except in writing, signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement. It is expressly agreed that the terms of this Agreement shall supersede the terms in any BUYER purchase order or other ordering document, if any.

(j)	In any proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred.

(k)	This Agreement shall be construed as to its fair meaning and not strictly for or against either party.

(l)	This Agreement may be executed in one or more counterparts, each of which shall be considered an original document but all of which together shall constitute one agreement and by facsimile which shall nonetheless be considered original signatures.

(m)	Neither SELLER nor BUYER may assign its rights or delegate its obligations under this agreement without prior written consent of the other party, which may be given or withheld in such party’s sole discretion which shall not be unreasonably withheld; provided, however, that SELLER may assign its rights under this Agreement, including without limitation all payments and rights to payment hereunder to any party or parties providing financing to SELLER or its affiliates. BUYER agrees upon request, to execute a consent to such assignment including rights of such financing parties to cure any defaults by SELLER hereunder and, at their election, to assume this Agreement and other customary provisions.

For: Solyndra, Inc.	For: Solar Power, Inc.

By:	By:

Title:	Title:

Date:	Date: